Exhibit 99.1

HANCOCK FABRICS ANNOUNCES NEW 5 YEAR DEBT REFINANCING DEAL WITH WELLS FARGO AND GREAT AMERICAN CAPITAL PARTNERS, AND INCREASES AVAILABILITY

BALDWYN, MS, April 22, 2015 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced the refinancing of the Company’s existing senior debt under a new credit agreement with Wells Fargo Capital Finance and Great American Capital Partners. This will provide additional availability over the current senior debt and extends the maturity date of the Company’s senior debt to April 22, 2020, subject to a springing maturity provision which could cause the maturity date to be August 22, 2017 if the Company’s existing senior notes are not refinanced or repaid before that date and more than $750,000 of the senior notes remains outstanding on such date.

The Wells Fargo facility provides senior secured financing of $117.5 million consisting of (a) an up to $100 million revolving credit facility (the “Revolver”), which includes a letter of credit sub-facility of $15 million, and (b) an up to $17.5 million term loan facility (the “Term Loan”) provided by Great American Capital Partners. The proceeds from the new credit facility were used to extinguish the amounts outstanding under the existing loan agreement and to pay related fees and expenses.

Steve Morgan, President and Chief Executive Officer commented, “We are very excited to partner with a premier banking institution such as Wells Fargo. We have had a long-standing partnership with Great American Group and its affiliates, and we look forward to growing the relationship further. The decision was made to negotiate a credit facility with new lenders a year and a half in advance of the expiration of our current facility, in order to strengthen our long term position. By extending the maturity of our senior secured debt and increasing availability under our Revolver and Term Loan we believe we have enhanced our ability to achieve the inventory productivity and operational improvements we have implemented and continue to drive. Hancock Fabrics is pleased with the strong demonstration of support from the banking and commercial finance community with regard to the strength of our business and strategic outlook. We look forward to growing our relationship with Wells Fargo and working with them as we execute our many on-going initiatives.”

In the first quarter of 2015, the Company expects to incur a one-time charge related to the refinancing of approximately $1.4 million, of which approximately $0.9 million represents a non-cash write-off of prior deferred financing costs.

Excluding the one-time charge above, Hancock expects the impact to interest expense to be immaterial for fiscal 2015 and beyond. The increased interest expense from the additional amount available under the Term Loan is partially offset by a reduction in deferred loan costs that would be recognized in interest expense.

Hancock Fabrics, Inc. is committed to being the authority in fabric, sewing and crafts, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 262 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:

James B. Brown

Executive Vice President and

Chief Financial Officer

662.365.6112

Statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to the following: adverse economic conditions ; intense competition and adverse discounting actions taken by competitors; our merchandising initiatives and marketing emphasis may not provide expected results; changes in customer demands and failure to manage inventory effectively ; our inability to effectively implement our growth strategy ; our ability to attract and retain skilled people ; interest rate increases ; our ability to successfully access funds through capital markets and financial institutions ; significant changes in discount rates, mortality rates, actual investment return on pension assets, and other factors could affect our earnings, equity, and pension contributions in future periods; business matters encountered by our suppliers may adversely impact our ability to meet our customers’ needs; risks associated with obtaining merchandise from foreign suppliers; transportation industry challenges and rising fuel costs ; delays or interruptions in the flow of merchandise between our suppliers and/or our distribution center and our stores ; changes in the labor market and in federal, state, or local regulations ; taxing authorities could disagree with our tax treatment of certain deductions or transactions, resulting in unexpected tax assessments; our current cash resources might not be sufficient to meet our expected near-term cash needs; a disruption in our information systems ; a failure to adequately maintain the security of confidential information ; failure to comply with various laws and regulations as well as litigation developments ; we may not be able to maintain or negotiate favorable lease terms for our retail stores; changes in accounting principles ; serious disruptions or catastrophic events, including geo-political events and weather; changes in newspaper subscription rates may result in reduced exposure to our circular advertisement; unexpected or unfavorable consumer responses to our promotional or merchandising programs; risks associated with our common stock trading on the OTC Markets, formerly known as the “Pink Sheets”; our stock price has been volatile and could decrease in value; future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which could result in a decline in the trading price of shares of our common stock; we do not expect to pay cash dividends on shares of our common stock for the foreseeable future and other risks and uncertainties discussed in the Company’s Securities and Exchange Commission (“SEC”) filings, including the risk factors set forth in Part I. Item 1A. “Risk Factors” of the Company's Annual Report on Form 10-K for the year ended January 25, 2014 and the Company’s other reports with the SEC. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.